Exhibit (a)(5)(k)

Understanding Your Tender Offer Materials Tribune Tender Offer May 2007

Who is eligible to participate in the tender offer? Participants in Tribune benefit plans Those who hold shares inside a company-sponsored benefit plan, such as 401(k) and Employee Stock Purchase Plan (ESPP) Shares from previous ESOPs now in 401(k) plan ARE eligible Those who hold shares individually or with a broker, bank or securities dealer

Key points to remember You may receive several sets of tender offer materials If you believe you should have received materials but did not, check the information on page 11 of this document Key points for all materials: Price—all tendered shares will be redeemed for $34/share Process—each form of ownership has a different process for tendering Dates—there are different due dates for the various forms of ownership If you do not wish to tender, do nothing with the materials you have received

Understanding the information packet Materials include: Letter announcing the tender offer Letter of Transmittal For information only; requires no action on your part Offer to Purchase: contains details of tender offer Instruction Form If you wish to tender by mail, you must complete this form Form must be received by 5 p.m. eastern on May 22 Shares in Retirement Plan/401(k)

Online Go to www.tabulationsplus.com/trb You will need the control number from the instruction form in your packet Login and follow the online instructions By mail Fill out and send in the instruction form In either case, if you intend to tender, your instructions must be received by 5 p.m. eastern on May 22 Shares in Retirement Plan/401(k) Two ways to tender your shares

One side is your election to tender shares The other side is your election of how to invest the proceeds from the tendered shares If you have elected to tender shares in TRB accounts by mail, you must: Fill out both sides of the form and sign it Return the form so that it is received by 5 p.m. eastern on May 22 Shares in Retirement Plan/401(k) Using the instruction form

ESPP Shares ESPP shares may only be tendered by mail ESPP shares may not be tendered online Your ESPP materials include: Letter announcing the offer to ESPP participants The back of this form is the ESPP Election Form, which must be filled out if you intend to tender any ESPP shares Letter of Transmittal For information only; requires no action on your part Offer to Purchase: contains details of tender offer

ESPP Shares The ESPP election form This form is found on the back of the letter announcing the tender If you elect to tender ESPP shares, you must: Fill out both sides of the form and sign it Return the form so that it is received by 5 p.m. eastern on May 22

If you hold share certificates of TRB common stock that you wish to tender, you must complete and return the blue Letter of Transmittal along with your share certificates to Computershare, the Depositary Materials include: Letter of Transmittal Must be completed in accordance with the instructions Offer to Purchase: contains details of tender offer The completed Letter of Transmittal and share certificates must be received by 5 p.m. eastern on May 24 Share certificates held by you Actual, physical stock certificates

Shares Held By Others If you hold TRB shares with an outside broker, bank, or securities dealer, you should contact them directly to inquire about participating in the tender Brokers, Banks or Securities Dealers

If you have additional questions Refer to Q&A posted here (www.tribuneathome.com) For retirement plan questions Hewitt Retirement Center 800/872-2222, then select option #1 Online at www.yourretirementbenefits.net/tribune For ESPP questions Computershare 866/571-2091 Online at www.computershare.com For general questions about the tender offer The information agent for the tender offer is Innisfree M&A Inc: 888/750-5834

Important Dates May 22 at 5 p.m. eastern: Election forms due for TRB shares held in retirement accounts/401(k) plans or ESPP May 23 at 3 p.m. eastern: Election forms due for TRB shares held in Merrill Lynch brokerage accounts If your shares are held by a different broker, bank or securities dealer, you must confirm their deadline May 24 at 5 p.m. eastern: Tender Offer closes (unless extended by the company) Letter of Transmittal due with TRB share certificates you physically hold